Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN:

JOHN F. NORRIS JR.

AND:

MIDWEST ENERGY EMISSIONS CORP.

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated this 17th day of October 2011, is made in duplicate.

BETWEEN:

JOHN F. NORRIS JR., an individual residing at 2140 Wingate Drive, Delaware, Ohio, 43015, U.S.A. (Hereinafter referred to as “JN”)

OF THE FIRST PART

AND

MIDWEST ENERGY EMISSIONS CORP., a corporation under the laws of the State of Delaware, (Hereinafter referred to as the “COMPANY”)

OF THE SECOND PART

WHEREAS, JN has expertise in the areas of corporate management, advisory, product and service strategy, commercialization and other matters relating to the business of the COMPANY;

WHEREAS, the COMPANY desires to avail itself of the expertise of JN in the aforesaid areas and to retain the services of JN as the COMPANY’s Chief Executive Officer and Chairman;

WHEREAS, JN is willing to be employed by the COMPANY in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

ARTICLE 1.0  INTERPRETATION

1.1   Unless the context otherwise requires,

(1)    “Agreement” means these articles of agreement and all amendments thereto;

(2)    “COMPANY” means Midwest Energy Emissions Corp. and its subsidiary, MES, Inc., a corporation under the laws of the state of North Dakota;

(3)    “Confidential Information” has the meaning set out in Section 6.1 of this Agreement;

(4)    “Effective Date” has the meaning set out in Section 10.1 of this Agreement;

(5)   “Intellectual Property” means patents, patent applications, copyrights, trade secrets, know-how, trademarks, registered industrial designs and applications for same and other intellectual property recognized in any applicable jurisdiction;

(6)   “Term” has the meaning set out in Section 10.1 of this Agreement;

(7)  “Work” has the meaning set out in Section 2 of this Agreement.

1.2   Unless the contrary intention appears: references to a particular clause or schedule shall refer to the most current version if amended; references to legislation include the legislation as amended; singular words include the plural form and vice versa; and words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organization or other entity, in each case whether or not having separate legal personality. Headings are inserted for convenience and are not intended to affect meaning or interpretation. The words "include'', "included" and "'including" are to be construed as being followed by “without limitation”.

ARTICLE 2.0  THE WORK

2.1   During the Term of this Agreement, JN shall render to the COMPANY, advisory, corporate management and other services in relation and as reasonably expected from a person fulfilling the position of a Chief Executive Officer and Chairman, or any other executive position, of the said COMPANY (“Work”).

2.2   In addition, JN’s Work shall be such Work and responsibilities as the COMPANY shall specify from time to time, but only if and to the extent that such duties and responsibilities are those customarily performed by the Chief Executive Officer and Chairman of a company with a business commensurate with that of the COMPANY.

2.3   During the term of this Agreement, the COMPANY shall appoint JN as Chief Executive Officer and Chairman, or any other executive position, of said COMPANY.

2.4   JN agrees to diligently and faithfully perform the Work in a diligent, professional and ethical manner and further agrees to devote such time, energy, attention and skill during normal business hours to the performance of such Work as may be necessary to enable them to be carried out efficiently; provided, however, that in no event shall JN take any action that may subject either JN or the COMPANY to civil or criminal liability.

2.5   In performing the Work hereunder, JN shall comply with all laws, rules, regulations orders and ordinances of the United States of America and any other state or country with jurisdiction over JN or the Work.

2.6   Initially and for the foreseeable future, JN shall report to the COMPANY’s Board of Directors and at all times seek the guidance of the majority of the Board of Directors of the COMPANY, as reasonably expected from the Chief Executive Officer and Chairman, or any other executive position, of a corporation.   This shall not preclude corporate reorganizations and changing reporting relationships.

2.7    JN shall use his best efforts to further the business interests of the COMPANY during the term of this Agreement in accordance with the term hereof.
ARTICLE 3.0   COMPENSATION

3.1   In consideration of the performance of the Work contemplated under Article 2 hereof, JN shall received from the COMPANY:

3.1.1   A yearly salary of one hundred and eighty thousand ($180,000) USD per annum, payable on a monthly basis.

3.1.2   JN shall be eligible to participate in all corporate 401 K programs and health benefit plans as instituted by the COMPANY, to be established within 90 days of the commencement of this employment contract.

3.1.3   JN shall be entitled to six (6) weeks of paid vacation per year, during the Term of this Agreement.

3.1.4   The COMPANY agrees that JN’s salary should take into consideration the COMPANY’s growth and the market compensation for executives of JN’s caliber, therefore JN shall be eligible to receive yearly structured bonuses to be reviewed and approved by the Board of Directors of the COMPANY during the Term of this Agreement.

3.1.5   If any provision of this Agreement (or any award of compensation including equity compensation or benefits) would cause JN to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the COMPANY shall, after consulting with and receiving the approval of JN (which shall not be unreasonably withheld), reform such provision; provided that the COMPANY agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to JN of the applicable provision without violating the provisions of Section 409A of the Code.

ARTICLE 4.0  REIMBURSEMENTS OF EXPENSES AND RELOCATION COST

4.1   In addition to the compensation payable to JN pursuant to Article 3 hereof, the COMPANY shall pay directly or reimburse JN for his reasonable out-of-pocket expenses in connection with his performance of the Work, including, without limitation, travel related expenditures (airline tickets, meals, rental car & fuel, hotels, parking), customer entertainment and business meals, conference fees, cost of any outside services such as financial printers, couriers, business publications or similar services, telephone and mobile phone and text or email, computer and word processing expenses or any similar expenses associated with his performance of the Work.

4.2    Receipt is required for expenses from and over twenty-five ($25) USD, included in a monthly expense report. Expenses shall be submitted to the COMPANY’s Chief Financial Officer for approval with review at a later date by the Audit Committee of the Board. Once approved by the Chief Financial Officer, reimbursements shall be made promptly, or as soon as possible in accordance with the COMPANY’S procedures for paying expenses. The Audit Committee can reverse any payment deemed inappropriate and JN will promptly reimburse the COMPANY for any such charges.

ARTICLE 5.0  STOCK OPTION

5.1   Subject to the approval of the Board of Directors of the COMPANY, as a signing bonus, JN shall be granted ownership of one and one-half million (1,500,000) shares of the common stock of the COMPANY, from which five hundred thousand (500,000) shares will vest on October 1st, 2012, five hundred thousand (500,000) shares will vest on October 1st, 2013, and five hundred thousand (500,000) shares will vest on October 1st , 2014 or upon any change of control of the COMPANY. These shares will continue to vest regardless of death, disability, retirement, or termination with or without cause of JN and that vesting shall be accelerated upon a Change of Control. JN shall be eligible to participate in any COMPANY stock option and incentive plan, which authorizes the grant of stock options and stock awards of the COMPANY common stock and other equity-based awards or any successor thereto for the Chief Executive Officer and Chairman.

ARTICLE 6.0  CONFIDENTIAL INFORMATION

6.1   JN acknowledges that the COMPANY has advised it that it has confidential, proprietary and trade secret information and know-how relating to the COMPANY’s reduction of mercury from emissions products and services and that the Confidential Information is proprietary, and confidential. JN agrees to retain the Confidential Information in strict confidence, and JN shall not disclose the Confidential Information to any third party without the prior written consent of the COMPANY. JN shall not use the Confidential Information for any purpose other than furthering the Work contemplated under this Agreement (the “Limited Purpose”); shall not disassemble, decompile, or otherwise reverse-engineer the Confidential Information and any inventions, processes, or products disclosed under this Agreement; and, in preventing disclosure of Confidential Information to third parties, shall use the same degree of care as for its own information of similar importance, but no less than reasonable care. JN shall require that all parties to whom Confidential Information will be disclosed enter into a written non-disclosure agreement with the COMPANY.

6.2    Notwithstanding any other provisions of this Agreement, the COMPANY acknowledges that Confidential Information shall not include any information which

6.2.1   is now or hereafter through no act or failure to act on the part of either Party, become generally known or available to the public without breaching this Agreement;

6.2.2   evidently was in the possession of JN prior to the time of disclosure and was not acquired directly or indirectly from the COMPANY;

6.2.3   is disclosed to JN by a third party without an obligation of confidentiality;

6.2.4   is produced by or for JN independently of any information developed under this Agreement, provided that the person or persons developing same have not had access either directly or indirectly, to the information and provided such independent development is documented; or

6.2.5   is required by law to be disclosed.

6.3   The COMPANY may use all information contained in the Work. However, all intellectual property, including know-how, either arising from the Work or owned by JN prior to undertaking the Work, shall remain the property of JN.

ARTICLE 7.0  INDEMNIFICATION

7.1    Each Party shall indemnify and save harmless the other Party, to the fullest extent authorized by law, as the same exists or may hereafter be amended, from and against all claim, demands, losses, expenses, costs incurred or suffered, including lawyers fees, damages, actions, suits or proceedings, that are in any manner based upon, arising out of, or attributable to the execution of this Agreement or any part. Each Party shall have the right to defend any such action or proceeding with counsel of its own choosing.

7.2    The COMPANY hereby indemnifies JN and his heirs and legal representatives against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, or administrative proceeding to which he is made a party by reason of being or having been a Chief Executive Officer and Chairman of the COMPANY provided (a) JN acted within the scope of his duties as Chief Executive Officer and Chairman and in good faith with a view to the best interests of the COMPANY and (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

ARTICLE 8.0  REPRESENTATIONS

8.1   The Parties represent that they have not disclosed or provided to anyone any unauthorized third party proprietary information, samples or documentation pertaining to the Work.

ARTICLE 9.0  WARRANTY

9.1   Each party represents and warrants that it has good and sufficient power, authority and right to enter into and deliver this Agreement each to the other.

9.2   Except as otherwise provided in this Agreement, each party disclaim all warranties respecting the Work either expressly or implied by law or otherwise, including all implied warranties of merchantability and fitness for a particular purpose and the other party hereby accepts such disclaimer.

ARTICLE 10.0  DURATION OF AGREEMENT

10.1   This Agreement shall be effective upon execution by the parties and shall be valid for a period of three (3) years (“Term”) and renewable, subject to the continued approval by the Board of the Company.

ARTICLE 11.0  TERMINATION AND TERMINATION FOR DEFAULT

11.1   A party may terminate this Agreement for cause:

11.1.1    if the other party remains in default of any material provision hereof ninety (90) days (or such longer period of time as may be mutually agreed in writing) after written notice of such default is received by the defaulting party; or,
11.1.2     immediately upon written notice if the other party ceases to carry on its business or becomes the subject of any proceeding under state, provincial or federal law for the relief of debtors or otherwise becomes insolvent, bankrupt or makes an assignment for the benefit of creditors, or upon the appointment of a receiver for the other party or the reorganization of the other party for the benefit of creditors.

11.2   Termination by either party shall be without prejudice to any other rights to which such party may be entitled against the other party at law or in equity by reason of such other party’s default under this Agreement.

11.3   Subject to Article 11.1, termination of this Agreement will not relieve either party from any liability to the other party hereunder, including any obligation to pay in full any outstanding invoice and other monies due or accrued under this Agreement prior to or at the time that such termination becomes effective.

11.4   In the event that the Company terminates this Agreement without cause, the Company shall pay JN one (1) year of salary pursuant to Article 3 as a severance package and all stock options are fully vested upon termination without cause.

11.5   Within 10 (ten) days of termination of this Agreement, each party shall return to the other party, at the other party’s expense, all of the other party’s Confidential Information, and other property, documentation and materials, and all copies thereof     .

11.6   Articles 6.0, 7.0, 8.0, 9.0, 15.0, 17.0, 18.1 and shall survive termination and conclusion of this Agreement.

ARTICLE 12.0  ASSIGNMENT

12.1   JN shall not assign or subcontract any portion of its rights, duties or obligations under this Agreement, or assign this Agreement, unless the COMPANY, in its sole discretion, grants JN written permission to do so. Notwithstanding any such consent, JN shall continue to be fully responsible and liable for full performance of all obligations assumed by it hereunder. The COMPANY shall have the right to assign this Agreement to any of it subsidiary or affiliated company, or to any third party in connection with the transfer of all or substantially all of the assets of the business unit relating to this Agreement, or the sale or transfer of the voting stock or shares of the COMPANY resulting in a change in its effective control.

ARTICLE 13.0  AMENDMENT

13.1   No amendment to this agreement shall be effective unless reduced to writing and signed by the authorized representative of the parties.

ARTICLE 14.0  NOTICE

14.1     All notices or other communications required by this Agreement shall be delivered or sent by an acceptable means to the addresses and persons below. Acceptable means are:
14.1.1   delivery during normal business hours to the person res ponsible for receiving communications, in which case it is effective when delivered;

14.1.2   delivery by courier or registered mail, in which case it is effective when the delivery person obtains a signature accepting delivery; or

14.1.3   electronic transmission to the addressee’s office, in which case it is effective when receipt is electronically acknowledged.

In the case of JOHN F. NORRIS JR.:
Mr. JOHN F. NORRIS JR.
2140 Wingate Drive
Delaware, Ohio 43015
Telephone:  (740) 881-0020
E-mail:  texana10@aol.com

In the case of the COMPANY:
Corporate Secretary
3301 30th Ave S, Ste 104B
Grand Forks, ND
58201
Telephone: (701) 757-1066
Facsimile: (701) 792-1134
E-mail: pglemaud@midwestemissions.com

ARTICLE 15.0  APPLICABLE LAW

15.1   This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware as applicable and shall be treated in all respects as a Delaware contract.

ARTICLE 16.0  FORCE MAJEURE

16.1   Neither party shall be liable to the other for defaults in performance of its obligations arising by reason of causes beyond its control and which by the exercise of reasonable diligence, such parties are unable to prevent. Such causes include, but are not limited to acts of God, labour disputes, governmental restraint, and actions taken by any governmental authority, national emergency and unusual weather conditions, provided that the party declaring the event of force majeure gives timely notice of such event to the other party. The date of delivery or of performance shall be extended for a period equal to the time lost by reason of the delay.

ARTICLE 17.0  DISPUTE RESOLUTION

17.1   The parties shall attempt to resolve any dispute arising out of or pursuant to this Agreement by recourse to the dispute resolution methods identified in the following sequence, although steps may be by-passed by mutual consent.

17.1.1   negotiations,

17.1.2   non-binding mediation or conciliation

17.1.3   non-binding mini-trial, or

17.1.4   binding arbitration.

17.2   If the parties cannot agree on any of the foregoing dispute resolution mechanism, either party may, at any time, elect to have such dispute resolved by litigation in the proper judicial forum

17.3   Any party may within 15 (fifteen) days take the dispute to the next step if the parties fail to agree on the appointment or procedure referred to in this Article.

17.4   When mediation or conciliation is selected by the parties, they shall jointly appoint one impartial expert mediator or conciliator to undertake the process according to mutually agreed upon procedures.

17.5   When a mini-trial is selected for resolution of a dispute, the parties shall jointly appoint one impartial third party who shall preside at a brief hearing at which the parties present their respective positions to the impartial third party and to the highest level manager available from each party authorized to settle the dispute. If the mini-trial does not lead the parties to a settlement of the dispute, either party may ask the third party to prepare and deliver to them within 15 (fifteen) days a non-binding award that recommends the most fair and reasonable full settlement of the dispute.

17.6   The arbitral award shall be in term of money only, and shall not include punitive damages, costs or interim measures. The parties shall attempt to appoint jointly one impartial expert arbitrator. If the parties cannot agree within 30 (thirty) days on the choice of an arbitrator, each party shall appoint, at its own cost, one impartial expert arbitrator and those two arbitrators shall appoint an expert third arbitrator as chairperson of an arbitral tribunal.

17.7   When one of the steps 17.1(2), 17.1(3) or 17.1(4) is selected to resolve a dispute, the parties shall jointly enter into a contract with the required mediator or conciliator, third party, arbitrator or arbitrators, as the case may be, to pay the costs for the desired services and to bear their own costs of participating in the process involved.

17.8   This Article 17.8 does not apply to issues respecting confidential information, intellectual property or any issue where injunctive relief may be sought. Either party may seek immediate relief on the foregoing issues in any court of competent jurisdiction.

ARTICLE 18.0  PRIOR NEGOTIATIONS, ASSIGNMENTS AND RELATIONSHIP

18.1   This Agreement sets forth the entire Agreement concerning the Work, and shall supersede all communications, negotiations and agreements between the parties in relation to the subject matter herein.

18.2   This Agreement shall prevail to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

ARTICLE 19.0  SEVERABILITY/WAIVER/FURTHER ASSURANCE

19.1   If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege. Parties shall do such things, and execute such further documents, agreements and assurances, at the requesting party’s expense, during or after termination of this Agreement, in order to protect, perfect and enforce the rights granted herein, or to otherwise affect the intentions and acknowledgements of the parties.

19.2   It is understood that JN shall not directly compete with the Company for a period of 1 year from the time of termination of this Agreement with any firm operating in the same field with competing offerings as the COMPANY

IN WITNESS WHEREOF the parties have caused this Agreement to be executed in duplicate by persons authorized in that behalf, and sealed and delivered as of the date of the last signature below.

On behalf of JOHN F. NORRIS JR.	On behalf of MIDWEST ENERGY EMISSIONS Corp

/s/ John F. Norris Jr.	/s/ Richard MacPherson
Name: JOHN F. NORRIS JR.	Name : RICHARD MACPHERSON
Date: 10/17/2011	Title: President
Date: 10/17/2011